Exhibit 16.1

December 2, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Commissioners:

We have read the statements made by WINHA International Group Limited under Item 4.01 of its Form 8-K/A2 dated December 2, 2014.  We agree with the statements concerning our Firm in paragraph 1, 2, 3 and 4 of such Form 8-K/A2; we are not in a position to agree or disagree with other statements of WINHA International Group Limited contained therein.

Very truly yours,

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp